EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
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For:     MAF Bancorp, Inc.                Contact:     Jerry Weberling, EVP and
         55th Street & Holmes Avenue                     Chief Financial Officer
         Clarendon Hills, IL 60514                     Michael J. Janssen
                                                          Senior Vice President
                                                       (630) 325-7300


                       MAF BANCORP ANNOUNCES COMPLETION OF
                     ST. FRANCIS CAPITAL CORPORATION MERGER

Clarendon Hills, Illinois, December 1, 2003 - MAF Bancorp, Inc. (NASDAQ: MAFB) announced that it has completed its acquisition of St. Francis Capital Corporation today. As a result of the transaction, which was announced on May 21, 2003, St. Francis Capital Corporation has been merged into MAF Bancorp, and St. Francis Bank, the wholly-owned banking subsidiary of St. Francis Capital, has been merged into Mid America Bank, the wholly-owned banking subsidiary of MAF Bancorp. MAF intends to operate its Milwaukee area offices using the name "St. Francis Bank, a division of Mid America Bank, fsb," for the foreseeable future.

Each share of St. Francis common stock was converted into the right to receive
0.79 shares of MAF Bancorp common stock resulting in the issuance of approximately 7.5 million shares. The aggregate transaction value, including stock options, totaled approximately $357.7 million, based on the MAF closing stock price on December 1, 2003.

Following the St. Francis merger, MAF, which is headquartered in Clarendon Hills, Illinois, has total assets of approximately $9.0 billion and total deposits of approximately $5.6 billion. The acquisition of St. Francis provides Mid America with 23 branch locations in the Milwaukee, Wisconsin area. In total, Mid America operates a network of 66 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. MAF's common stock is traded on the Nasdaq Stock Market under the symbol MAFB.